EXHIBIT 99.4

INTZ Social Media Campaign v2 - Conversation-Driven Shareholder Series

Mandatory Required Social Media Footer for All Campaign Graphics & Posts:

“Read our 2026 Proxy Statement filed with the SEC on July 20, 2026 at www.sec.gov or www.intrusion.com before voting. Board recommends FOR Proposal 3.”

LinkedIn Conversation Series

Post 1 – Why make an acquisition now?

The VigilAigent transaction reflects a strategic decision to broaden Intrusion’s capabilities for the future—not simply to add size.

Question: What should the next chapter of Intrusion look like?

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 2 – What problem is management trying to solve?

Management believes strengthening recurring revenue, expanding commercial relationships and adding complementary capabilities can create a more resilient operating model over time. The focus is on building a stronger foundation rather than pursuing short-term headlines.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 3 – Why VigilAigent?

Management believes VigilAigent complements Intrusion through managed security expertise, AI-enabled capabilities, commercial relationships and recurring revenue. The strategy is based on strategic fit, not scale alone.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 4 – How should shareholders evaluate success?

Announcements are easy. Execution is difficult. Shareholders should evaluate management by customer retention, integration progress, operating discipline, transparent communication and long-term operating performance, not by announcements alone.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 5 – What has happened since closing?

Management has focused on integration while supporting customers and partners. Public disclosures describe identified operating synergies and encouraging commercial activity. These are early milestones, not the finish line.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 6 – Why does recurring revenue matter?

Long-term customer relationships can create a more resilient business model. Management believes expanding recurring revenue opportunities strengthens the Company’s long-term foundation.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 7 – What comes next?

The acquisition is one step in a broader strategy focused on disciplined execution, innovation, customer success and responsible capital allocation. Management expects to be judged by results over time.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Post 8 – Why does Proposal 3 matter?

Proposal 3 is not the strategy—it supports completion of the transaction framework described in the proxy materials. If you believe the strategy deserves the opportunity to be fully executed, please review the proxy materials before voting.

Closing: Complete the Transformation. Accelerate the Future. Review the proxy materials and vote FOR Proposal 3.

Supporting X Posts

• Why transform now? Management believes cybersecurity is moving toward integrated platforms—not isolated products.

• Good acquisitions solve strategic problems. Management believes VigilAigent strengthens the Company’s long-term platform.

• Execution matters more than announcements. Judge us by integration, customer success and operating discipline.

• Recurring revenue supports a more resilient business model over time.

• Shareholders deserve clear answers. Our goal is to explain the strategy with transparency.

• Please review the proxy materials and make your voice heard.

• Complete the Transformation. Accelerate the Future.

Forward-Looking Statements

This communication contains forward-looking statements regarding the VigilAigent transaction, expected synergies, recurring revenue, integration, and Proposal 3. Actual results may differ materially due to risks described in Intrusion’s SEC filings (including the latest Form 10-K and Form 10-Q). The Company undertakes no obligation to update these statements except as required by law. Read the full proxy statement filed July 20, 2026 before voting. Board recommends FOR Proposal 3.

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